Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Fourth Quarter and Fiscal Year 2005 Earnings Results

Fiscal Year Net Revenues Increase 12.8% to $3.539 Billion

Fiscal Year EPS Increases 13.1% to $1.81 Including $0.07 Per Share Hold Everything Accounting Charge

Excluding Accounting Charge, Non-GAAP Fiscal Year EPS Increases 17.5%

San Francisco, CA, March 20, 2006 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter and fiscal year ended January 29, 2006.

Net revenues for the fourth quarter of fiscal year 2005 increased 12.1% to $1.214 billion versus $1.084 billion in the fourth quarter of fiscal year 2004. Net revenues for fiscal year 2005 increased 12.8% to $3.539 billion versus $3.137 billion in fiscal year 2004.

Diluted earnings per share for the fourth quarter of fiscal year 2005, including a $0.07 per diluted share charge for the Hold Everything consolidation described below, increased 7.4% to $1.02 per diluted share versus $0.95 per diluted share in the fourth quarter of fiscal year 2004. Excluding this charge, diluted earnings per share for the fourth quarter of fiscal year 2005 increased 14.7% to $1.09 per diluted share versus $0.95 per diluted share in the fourth quarter of fiscal year 2004.

Diluted earnings per share for fiscal year 2005, including the $0.07 per diluted share Hold Everything charge, increased 13.1% to $1.81 per diluted share versus $1.60 per diluted share in fiscal year 2004. Excluding this charge, diluted earnings per share for fiscal year 2005 increased 17.5% to $1.88 per diluted share versus $1.60 per diluted share in fiscal year 2004.

Hold Everything Accounting Charge

On January 12, 2006, the Company announced its decision to transition the merchandising strategies of its Hold Everything brand into its other existing brands by the end of fiscal year 2006. The Company also announced that it expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which the majority would be incurred in the fourth quarter of fiscal year 2005 and the remainder in fiscal year 2006.

Consistent with this expectation, a pre-tax charge of $13.5 million ($8.3 million after tax) or $0.07 per diluted share was incurred in the fourth quarter of 2005. These costs primarily included the initial asset impairment and lease termination costs associated with the shutdown of the Hold Everything retail stores, the asset impairment of the e-commerce website, and the write-down of impaired merchandise inventories. Of this pre-tax charge, approximately $4.5 million was included in gross margin and approximately $9.0 million in selling, general, and administrative expenses. The Company expects to incur an additional after-tax charge of $0.03 per diluted share in the first half of fiscal 2006.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive year of strong financial results. In addition to driving record sales and earnings, we made significant progress in our emerging brands and supply chain initiatives, and repurchased over 2.4 million shares of our common stock. During the year, we continued to expand the reach of the West Elm and Williams-Sonoma Home brands, including the opening of our first three Williams-Sonoma Home stores, successfully implemented our daily store replenishment program and completed the first phase of our furniture hub in-sourcing strategy in our east coast distribution operations. The successful execution of all of these initiatives has left us well-positioned to drive our business and to deliver the 2006 financial guidance that we provided today in a separate press release.”

Howard Lester, Chairman, commented, “We are extremely proud of our 2005 results, and believe they once again highlight what is unique about our Company – the strength of our brands, the power of our multi-channel strategy, and the competitive advantages we have created with our supply chain network. What I am also very proud of today is our announcement of the declaration of the first cash dividend in the history of our Company. Reflecting upon the consistency of both our operational and financial performance over the past several years, we are approaching the future with great confidence – not only from a long-term growth and profit-enhancement perspective, but also from a free cash flow point of view. Based on this confidence, our strong cash position today, and a projected cash flow that exceeds the funding requirements of our future growth, we believe that this is an ideal time to begin returning capital to our shareholders in the form of a quarterly dividend, in addition to our ongoing share repurchase programs.”

FOURTH QUARTER 2005 — RESULTS FOR THE 13 WEEKS ENDED JANUARY 29, 2006

Net earnings for the fourth quarter of fiscal year 2005, including the pre-tax charge of $13.5 million ($8.3 million after tax) or $0.07 per diluted share charge for Hold Everything, increased 6.2% to $120.8 million or $1.02 per diluted share versus $113.7 million or $0.95 per diluted share in the fourth quarter of fiscal year 2004. Excluding the Hold Everything charge, net earnings for the fourth quarter of fiscal year 2005 increased 13.5% to $129.1 million or $1.09 per diluted share versus $113.7 million or $0.95 per diluted share in the fourth quarter of fiscal year 2004.

Net revenues for the fourth quarter of fiscal year 2005 increased 12.1% to $1.214 billion versus $1.084 billion in the fourth quarter of fiscal year 2004.

Retail net revenues in the fourth quarter of fiscal year 2005 increased 10.8% to $756.9 million versus $682.8 million in the fourth quarter of fiscal year 2004. This increase was primarily driven by a year-over-year increase in retail leased square footage of 8.6%, including 18 net new stores, and a comparable store sales increase of 5.8%. Net revenues generated in the Williams-Sonoma, Pottery Barn and West Elm brands were the primary contributors to the year-over-year revenue increase. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store Sales* by Retail Concept

Retail Concept	13-Weeks Ended
	1/29/06	1/30/05
Williams-Sonoma	5.9%	2.1%
Pottery Barn	5.6%	<2.2%>
Pottery Barn Kids	3.9%	8.4%
Hold Everything	<3.2%>	<8.4%>
Outlets	11.9%	19.9%
Total	5.8%	1.5%

*Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the fourth quarter of fiscal year 2005, our total comparable store sales exclude the West Elm concept, which had only four stores operating for more than one year. One West Elm store was excluded in the fourth quarter of fiscal year 2004.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the fourth quarter of fiscal year 2005 increased 14.1% to $457.5 million versus $400.8 million in the fourth quarter of fiscal year 2004. This increase was primarily driven by net revenues generated in the Pottery Barn, Pottery Barn Kids, and PBteen brands. All brands in the direct-to-customer channel delivered positive growth during the quarter, with the exception of the Hold Everything brand. Internet revenues in the fourth quarter of fiscal year 2005 increased 35.7% to $242.5 million versus $178.7 million in the fourth quarter of fiscal year 2004. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the fourth quarter of fiscal year 2005 was 43.6%. Excluding the $4.5 million or approximately 40 basis point impact of the Hold Everything charge, gross margin expressed as a percentage of net revenues in the fourth quarter of 2005 was 44.0% versus 44.8% in the fourth quarter of 2004. This 80 basis point decrease was primarily driven by higher inventory shrinkage, increased direct-to-customer shipping costs, expenses associated with daily store replenishment, and increased markdowns and occupancy deleveraging in the Hold Everything brand. These increases were partially offset by a rate reduction in cost of merchandise driven by increased full-price selling in the Pottery Barn and Williams-Sonoma brands.

Selling, general and administrative expenses in the fourth quarter of fiscal year 2005 were $336.8 million or 27.7% of net revenues. Excluding the $9.0 million or approximately 70 basis point impact of the Hold Everything charge, selling, general, and administrative expenses in the fourth quarter of fiscal year 2005 were $327.8 million or 27.0% of net revenues versus $301.0 million or 27.8% of net revenues in the fourth quarter of fiscal year 2004. This 80 basis point decrease as a percentage of net revenues was primarily driven by lower employee benefit and workers’ compensation costs and year-over-year sales leverage in employment and advertising costs.

FISCAL YEAR 2005 — RESULTS FOR THE 52 WEEKS ENDED JANUARY 29, 2006

Net earnings for fiscal year 2005, including the pre-tax charge of $13.5 million ($8.3 million after tax) or $0.07 per diluted share charge for Hold Everything, increased 12.4% to $214.9 million or $1.81 per diluted share versus $191.2 million or $1.60 per diluted share in fiscal year 2004. Excluding the Hold Everything charge, net earnings for fiscal year 2004 increased 16.7% to $223.2 million or $1.88 per diluted share versus $191.2 million or $1.60 per diluted share in fiscal year 2004.

Diluted EPS Summary Including and Excluding the Hold Everything (HE) Charge

Quarter	2005 As Reported Including HE Charge	2005 vs. 2004 % Increase Including HE Charge	2005 Excluding HE Charge	2005 vs. 2004 % Increase Excluding HE Charge	2004 As Reported
1st Quarter	$0.22	22.2%	$0.22	22.2%	$0.18
2nd Quarter	$0.26	13.0%	$0.26	13.0%	$0.23
3rd Quarter	$0.31	29.2%	$0.31	29.2%	$0.24
4th Quarter	$1.02	7.4%	$1.09	14.7%	$0.95
Fiscal Year	$1.81	13.1%	$1.88	17.5%	$1.60

Net revenues for fiscal year 2005 increased 12.8% to $3.539 billion versus $3.137 billion in fiscal year 2004.

Retail net revenues increased 12.3% to $2.033 billion in fiscal year 2005 versus $1.811 billion in fiscal year 2004. This increase was primarily driven by a year-over-year increase in retail leased square footage of 8.6%, including 18 net new stores, and a comparable store sales increase of 4.9%. Net revenues generated in the Pottery Barn, Williams-Sonoma, West Elm and Pottery Barn Kids brands were the primary contributors to the year-over-year revenue increase. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Fiscal Year Comparable Store Sales* by Retail Concept

Retail Concept	52-Weeks Ended
	1/29/06	1/30/05
Williams-Sonoma	2.8%	0.5%
Pottery Barn	5.7%	4.6%
Pottery Barn Kids	5.2%	4.1%
Hold Everything	<10.7%>	2.1%
Outlets	14.7%	18.1%
Total	4.9%	3.5%

*Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, our total comparable store sales exclude the West Elm concept, which had only four stores operating for more than one year. One West Elm store was excluded in fiscal year 2004.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) increased 13.6% to $1.506 billion in fiscal year 2005 versus $1.326 billion in fiscal year 2004. This year-over-year increase was primarily driven by net revenues generated in the Pottery Barn, Pottery Barn Kids, West Elm, and Williams-Sonoma brands. All of the brands in the direct-to-customer channel delivered positive growth during the year with the exception of the Hold Everything brand. Internet revenues increased 36.5% to $766.3 million in fiscal year 2005, including the net revenues generated by the Hold Everything e-commerce website, versus $561.2 million in fiscal year 2004. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are generated by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in fiscal year 2005 was 40.6%. Excluding the $4.5 million or approximately 10 basis point impact of the Hold Everything charge, gross margin expressed as a percentage of net revenues in fiscal year 2005 was 40.7% versus 40.5% in fiscal year 2004. This 20 basis point increase was primarily driven by rate reductions in shipping and occupancy costs, partially offset by a rate increase in cost of goods sold. The rate reduction in shipping costs was primarily due to the successful refining of our furniture delivery network, including the late-2004 in-sourcing of line-haul management and cost efficiencies gained from our east coast distribution center, partially offset by a year-over-year increase in fuel surcharges. The rate reduction in occupancy expenses was primarily due to sales leverage in the retail channel, partially offset by increased distribution leased square footage in the direct-to-customer channel. The rate increase in cost of goods sold was primarily due to the costs associated with the implementation of the daily store replenishment program in April and May of 2005 and a higher percentage of total Company net revenues being driven by furniture, which generates a lower than average gross margin rate.

Selling, general and administrative expenses in fiscal year 2005 were $1.090 billion or 30.8% of net revenues. Excluding the $9.0 million or approximately 20 basis point impact of the Hold Everything charge, selling, general and administrative expenses in fiscal year 2005 were $1.081 billion or 30.6% of net revenues versus $961.2 million or 30.6% of net revenues in fiscal year 2004. Selling, general and administrative expenses as a percentage of net revenues were essentially flat compared to last year as rate reductions in employee benefit costs were substantially offset by higher catalog advertising expenses. Increased paper costs across all brands drove the majority of the catalog advertising expense increase.

❑    CASH DIVIDEND INITIATED

As announced in a separate press release this morning, the Company has declared a quarterly cash dividend of $0.10 per common share, payable on May 24, 2006, to shareholders of record as of the close of business on April 26, 2006. This is the first cash dividend ever declared by the Company. The indicated annual cash dividend, subject to capital availability, is $0.40 per common share or approximately $46 million in fiscal year 2006 based on the current number of common shares outstanding.

❑    STOCK REPURCHASE AUTHORIZED

As announced in a separate press release this morning, our Board of Directors has authorized a stock repurchase program to acquire up to an additional 2,000,000 shares of our outstanding common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

During the fourth quarter of fiscal 2005, we repurchased and retired 780,800 shares at a weighted average cost of $41.70 per share and a total cost of approximately $32,556,000. During fiscal year 2005, we repurchased and retired a total of 2,422,300 shares at a weighted average cost of $38.77 per share and a total cost of approximately $93,921,000. As of fiscal year-end, the remaining authorized number of shares eligible for repurchase was 20,000. During the first quarter of fiscal 2006, we repurchased and retired these shares at a weighted average cost of $38.84 per share and a total cost of approximately $777,000, which completed all stock repurchase programs previously authorized by our Board of Directors.

❑    CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 20, 2006, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑    SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP gross margin percentages, non-GAAP selling, general and administrative expense percentages, non-GAAP net earnings and non-GAAP diluted earnings per share due to the exclusion of the accounting charge for the Hold Everything consolidation in fiscal year 2005. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measure in the text of this release. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business operations and facilitate management’s internal comparisons to our historical operating results and to our guidance for fiscal year 2006.

❑    FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, long-term growth, profit enhancement, projected cash flow, the transitioning of Hold Everything merchandising strategies to existing brands and accounting charges resulting therefrom, initiation of a quarterly cash dividend, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2005 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑    ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm, Williams-Sonoma Home, and Hold Everything – are marketed through 570 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	January 29, 2006	January 30, 2005
Assets
Current assets
Cash and cash equivalents	$360,982	$239,210
Accounts receivable - net	51,020	42,520
Merchandise inventories - net	520,292	452,421
Prepaid catalog expenses	53,925	53,520
Prepaid expenses	31,847	38,018
Deferred income taxes	57,267	39,015
Other assets	7,831	9,061
Total current assets	1,083,164	873,765
Property and equipment - net	880,305	852,412
Other assets - net	18,151	19,368
Total assets	$1,981,620	$1,745,545
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$196,074	$173,781
Accrued salaries, benefits and other	93,434	86,767
Customer deposits	172,775	148,535
Income taxes payable	83,589	72,052
Current portion of long-term debt	18,864	23,435
Other liabilities	25,656	17,587
Total current liabilities	590,392	522,157
Deferred rent and lease incentives	218,254	212,193
Long-term debt	14,490	19,154
Deferred income tax liabilities	18,455	21,057
Other long-term obligations	14,711	13,322
Total liabilities	856,302	787,883
Shareholders’ equity	1,125,318	957,662
Total liabilities and shareholders’ equity	$1,981,620	$1,745,545

	Store Count					Average Leased Square Footage Per Store
Retail Concept	October 30, 2005	Openings	Closings	January 29, 2006	January 30, 2005	January 29, 2006	January 30, 2005
Williams-Sonoma	256	1	(3)	254	254	5,700	5,700
Pottery Barn	188	1	(1)	188	183	12,100	11,900
Pottery Barn Kids	88	1	-	89	87	7,800	7,800
Hold Everything	11	-	(3)	8	9	7,600	6,100
West Elm	10	2	-	12	4	16,100	14,500
Williams-Sonoma Home	3	-	-	3	-	13,900	-
Outlets	15	1	-	16	15	20,200	15,500
Total	571	6	(7)	570	552	8,800	8,400

	Total Store Square Footage
	October 30, 2005			January 29, 2006	January 30, 2005
Total store selling square footage (sq. ft.)	3,096,000			3,140,000	2,911,000
Total store leased square footage (sq. ft.)	4,967,000			5,035,000	4,637,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JANUARY 29, 2006 AND JANUARY 30, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2005		2004
	(13 Weeks)		(13 Weeks)
	$	% Of Revenues	$	% Of Revenues
Retail revenues	$756,897	62.3%	$682,848	63.0%
Direct-to-customer revenues	457,500	37.7	400,791	37.0
Net revenues	1,214,397	100.0	1,083,639	100.0
Total cost of goods sold	684,749	56.4	598,612	55.2
Gross margin	529,648	43.6	485,027	44.8
Selling, general and administrative expenses	336,818	27.7	300,987	27.8
Earnings from operations	192,830	15.9	184,040	17.0
Interest (income) expense - net	(2,085)	0.2	(575)	0.1
Earnings before income taxes	194,915	16.1	184,615	17.0
Income taxes	74,132	6.1	70,867	6.5
Net earnings	$120,783	9.9%	$113,748	10.5%
Earnings per share:
Basic	$1.05		$0.98
Diluted	$1.02		$0.95
Shares used in calculation of earnings per share:
Basic	115,307		116,634
Diluted	118,305		119,878

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 29, 2006 AND JANUARY 30, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2005		2004
	(52 Weeks)		(52 Weeks)
	$	% Of Revenues	$	% Of Revenues
Retail revenues	$2,032,907	57.4%	$1,810,979	57.7%
Direct-to-customer revenues	1,506,040	42.6	1,325,952	42.3
Net revenues	3,538,947	100.0	3,136,931	100.0
Total cost of goods sold	2,103,465	59.4	1,865,786	59.5
Gross margin	1,435,482	40.6	1,271,145	40.5
Selling, general and administrative expenses	1,090,392	30.8	961,176	30.6
Earnings from operations	345,090	9.8	309,969	9.9
Interest (income) expense - net	(3,708)	0.1	(236)	-
Earnings before income taxes	348,798	9.9	310,205	9.9
Income taxes	133,932	3.8	118,971	3.8
Net earnings	$214,866	6.1%	$191,234	6.1%
Earnings per share:
Basic	$1.86		$1.65
Diluted	$1.81		$1.60
Shares used in calculation of earnings per share:
Basic	115,616		116,159
Diluted	118,427		119,347

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 29, 2006 AND JANUARY 30, 2005

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2005	2004
	(52 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$214,866	$191,234

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	123,199	111,624
Loss on disposal/ impairment of assets	12,050	1,080
Amortization of deferred lease incentives	(24,909)	(22,530)
Deferred income taxes	(20,791)	(6,254)
Tax benefit from exercise of stock options	15,743	13,085
Stock-based compensation expense	440	-
Other	-	335
Changes in:
Accounts receivable	(6,829)	(10,900)
Merchandise inventories	(67,474)	(48,017)
Prepaid catalog expenses	(405)	(15,056)
Prepaid expenses and other assets	9,032	(19,702)
Accounts payable	14,365	17,773
Accrued salaries, benefits and other	15,950	9,955
Customer deposits	24,066	32,273
Deferred rent and lease incentives	27,661	42,080
Income taxes payable	11,409	7,457
Net cash provided by operating activities	348,373	304,437
Cash flows from investing activities:
Purchases of property and equipment	(151,788)	(181,453)
Net cash used in investing activities	(151,788)	(181,453)
Cash flows from financing activities:
Proceeds from bond issuance	-	15,000
Repayment of long-term obligations	(9,235)	(9,789)
Proceeds from exercise of stock options	28,002	26,190
Repurchase of common stock	(93,921)	(79,320)
Credit facility costs	(654)	(288)
Net cash used in financing activities	(75,808)	(48,207)
Effect of exchange rates on cash and cash equivalents	995	523
Net increase in cash and cash equivalents	121,772	75,300
Cash and cash equivalents at beginning of period	239,210	163,910
Cash and cash equivalents at end of period	$360,982	$239,210